Exhibit 10.5
STOCK APPRECIATION RIGHT AGREEMENT
THIS STOCK APPRECIATION RIGHT AGREEMENT (this “Agreement”) is made as of the _____day of                     , 20_____, between AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance corporation (the “Company”), and                                          (the “Officer”).
1. Award. Pursuant to the AMERICAN NATIONAL INSURANCE COMPANY 1999 STOCK AND INCENTIVE PLAN (the “Plan”), as of the date of this Agreement, stock appreciation rights (“SARS”) are granted as hereinafter provided in the Officer’s name. The Officer acknowledges receipt of a copy of the Plan, and agrees that this award of SARS shall be subject to all of the terms and provisions of this Agreement and of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.
2. SAR Payments.
(a) SAR Spread. Each SAR represents the contractual and conditional right of the Officer to receive payment from the Company as of the date of exercise thereof of an amount (the “Spread”) equal in value to the excess, if any, of the then fair market value of one share of the Company’s common stock, par value $1.00 per share (“Stock”), over $_____. Fair market value shall be calculated as the closing price of one share of the Stock on the date of exercise or on the most recent date on which the Stock was publicly traded.
(b) Exercise of SARS. The Officer may exercise the SARS based on the number of full years of employment from the date of grant hereof to the date of such exercise, in accordance with the following schedule:

PERCENTAGE OF SARS
Number of Full Years	That May Be Exercised

Less than 1 year	0%
1 year	20%
2 years	An additional 20%
3 years	An additional 20%
4 years	An additional 20%
5 years	An additional 20%
Once a percentage of the Officer’s SARS becomes exercisable pursuant to the foregoing schedule, the Officer shall have five years to exercise such percentage of the Officer’s SARS (the “Exercise Period”) and upon the expiration of such five-year Exercise Period, such percentage of SARS, to the extent then unexercised, shall terminate and permanently cease to be exercisable. Provided, however, SARS may be exercised only while the Officer is an officer of the Company and will terminate and cease to be exercisable should the Officer no longer be an officer of the Company, except that:
(i) If the Officer dies while an officer of the Company, the five-year Exercise Period shall be reduced and the Officer’s estate, or the person who acquires the SARS by will or the laws of descent and distribution or otherwise by reason of the death of the Officer (the “Officer Representative”), shall have one year following the date of the Officer’s death to exercise a percentage of the Officer’s SARS equal to the sum of (i) the percentage of the SARS the Officer was entitled to exercise hereunder as of the date of the Officer’s death plus (ii) the pro rata portion based upon the period included between the Officer’s date of death and the preceding August 1, of any additional 20% of the SARS which would have become exercisable had the Officer survived until the following August 1. SARS not exercised by the Officer Representative within such one-year period shall terminate and no longer be exercisable.

(ii) If the Officer ceases to be an officer of the Company by reason of retirement at or after attaining the age of 65, the five-year Exercise Period shall be reduced and the Officer (or the Officer Representative in the event of the Officer’s death) shall have one year following the date of such retirement to exercise a percentage of the Officer’s SARS equal to the sum of (i) the percentage of SARS the Officer was entitled to exercise hereunder as of the date of the Officer’s retirement plus (ii) the pro rata portion, if any, based upon the period included between the Officer’s date of retirement and the preceding August 1, of any additional 20% of the SARS which would have become exercisable had the Officer remained an employee until the following August 1.
(c) Exercise and Payment. SARS can be exercised by written notice to the Secretary of the Company specifying the number of SARS to be exercised. Such exercise date shall be the date such written notice of exercise is actually received by the Company’s Secretary. Upon exercise of SARS, the Company shall pay the then Spread amount with respect to such exercised SARS in cash in full. Upon such exercise and payment, the SARS which were exercised shall terminate.
(d) Corporate Acts. The existence of the SARS shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. Upon the occurrence of any such corporate act, the SARS may be adjusted as contemplated by Article XII of the Plan.
3. Withholding of Tax. To the extent that exercise of the SARS results in compensation income to the Officer for federal or state income tax purposes, the Officer shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if the Officer fails to do so, the Company is authorized to withhold from any remuneration then or thereafter payable to the Officer any tax required to be withheld by reason of such resulting compensation income.
4. Employment Relationship. For purposes of this Agreement, the Officer shall be considered to be in the employment of the Company as long as the Officer remains an officer of either the Company, a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Company, and its determination shall be final.
5. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Officer, such notices or communications shall be effectively delivered if hand delivered to the Officer at his principal place of employment or if sent by registered or certified mail to the Officer at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if hand delivered to the Secretary of the Company or if sent by registered or certified mail to the Secretary of the Company at its principal executive offices.
6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Officer.
7. Plan Summary and Prospectus. The Officer acknowledges receipt of a Plan Summary and Prospectus. The Officer agrees that the Company shall have the right, from time to time, to revise and amend the Plan Summary and Prospectus in the Company’s sole and absolute discretion.
8. Construction and Administration. The Compensation Committee of the Board of Directors of the Company has the power to construe the Plan and this Agreement and to prescribe such rules and regulations relating thereto as it may deem advisable. The Compensation Committee also has the authority, in the exercise of its sole and exclusive discretion, to correct any defect or supply any omission or reconcile any inconsistency in this Agreement or in the Plan in the manner and to the extent it shall deem appropriate. The determinations and actions of the Compensation Committee shall be conclusive.

9. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Officer has executed this Agreement, all as of the date first above written.

AMERICAN NATIONAL INSURANCE COMPANY

By:

G. Richard Ferdinandtsen
President, Chief Operating Officer
“Company”

“Officer”